UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2020

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-37535	13-4122844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ	07310
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 275-0555

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Appointment

On May 29, 2020, the Board of Directors (the “Board”) of SITO Mobile, Ltd. (the “Company”) appointed Stephen D. Baksa to the Board to fill a vacancy, to hold office until the Company’s 2020 Annual Meeting or until his successor has been elected and qualified. Mr. Baksa has also been appointed to serve on the Audit Committee of the Board.

Mr. Baksa, who has previously served on the Board and is a significant stockholder of the Company, was a General Partner at The Vertical Group, a private equity and venture capital firm focused on the fields of medical technology and biotechnology. For more than 30 years, The Vertical Group has been an early stage investor and major shareholder of some of the medical technology industry’s most successful companies. Before Mr. Baksa joined The Vertical Group, he was co-founder of Paddington Partners, a firm engaged in special situation investing focused on public health care equities. Mr. Baksa holds an M.B.A. from The Rutgers School of Business and a B.A. in Economics from Gettysburg College.

There are no arrangements or understandings between Mr. Baksa and any other person pursuant to which Mr. Baksa was selected as a director.

Mr. Baksa is the holder of a secured convertible promissory note issued by the Company on March 31, 2020, in the original principal amount of $526,829 (the “Note”). The Note accrues simple interest on any unpaid principal balance at the rate of twelve percent (12.0%) per annum and has a maturity date of March 31, 2022. A portion of the principal amount and accrued interest outstanding under the Note is convertible at the election of the holder into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at $0.25 per share. The Note is one of a series of convertible promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of March 31, 2020, between the Company and certain investors (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, the Company also issued to Mr. Baksa a warrant (the “Warrant”) to purchase 625,000 shares of Common Stock, subject to customary adjustments, at an exercise price of $0.63 per share. The Warrant expires on the one-year anniversary of the date of issuance or upon the Company’s entering into certain fundamental transactions. Mr. Baksa is also party to that certain Investors’ Rights Agreement dated as of March 31, 2020, pursuant to which the Company granted certain registration rights related to the shares of Common Stock issuable upon conversion or exercise of the Note and the Warrant.

Other than the foregoing, there are no transactions in which the Company is a party and in which Mr. Baksa has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Non-Employee Director Compensation Policy

The Board also approved a revised compensation policy for non-employee directors, pursuant to which non-employee directors will be compensated in the cash amount of $4,000 per month. Each of the Company’s current Board members, including Mr. Baksa, will be compensated under this revised non-employee director compensation policy beginning as of June 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SITO MOBILE, LTD.
(Registrant)

Date: June 4, 2020	/s/ Scott L. Kauffman
Name: Scott L. Kauffman
Title: Interim Chief Executive Officer

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